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                              --------------------
                                  Rules of the

                               AIG United Kingdom

                                 Sharesave Plan
                              --------------------


                                  June 1998
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                         Rules of the AIG United Kingdom
                                 Sharesave Plan

1     DEFINITIONS

      In these Rules:

1.1   the following words and expressions have the following meanings:

      "Act"                             the Income and Corporation Taxes Act
                                        1988;

      "Associated Company"              an associated company of the Company
                                        within the meaning of Section 187(2) of
                                        the Act;

      "Auditors"                        the auditors nominated by the Directors
                                        for the purposes of the Plan;

      "Bonus Date"                      the date on which a bonus becomes
                                        payable under the relevant Savings
                                        Contract after payment of 36 Savings
                                        Contributions;

      "Business Day"                    any day on which Shares may be dealt in
                                        on the New York Stock Exchange;

      "Committee"                       a duly authorised committee appointed by
                                        the Directors with the first members of
                                        the UK Share Plans Committee currently
                                        intended to be Howard I. Smith, Nicholas
                                        C. Walsh, David Healey and Brian
                                        McLoughlin;

      "Company"                         American International Group, Inc.;

      "Contractual Savings Scheme"      the arrangement specified for the time
                                        being by the Committee under which
                                        Savings Contributions are made by a
                                        Participant in accordance with the Plan, such arrangement being a certified contractual savings scheme within the meaning of Section 326 of the Act which has been approved by the Commissioners of Inland Revenue for the purposes of
                                        Schedule 9 to the Act;

      "Control"                         the meaning given to that expression in
                                        Section 840 of the Act;

      "Date of Exercise"                the meaning given to that expression in
                                        Rule 5.2

      "Date of Grant"                   the date on which the Committee grants
                                        an Option in accordance with the terms
                                        of Rule 2;


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      "Date of Invitation"              the date on which any notice is given
                                        pursuant to Rule 2.l;

      "Directors"                       The board of directors for the time
                                        being of the Company or the Executive
                                        Committee thereof;

      "Eligible Employee"               any person (including a full-time
                                        director) who at any Date of Invitation
                                        is in the employment of any
                                        Participating Company and who is then
                                        chargeable to tax in respect of such
                                        employment under Case 1 of Schedule E
                                        and who has been in the employment of
                                        any company within the Group (or any
                                        company which becomes a company within
                                        the Group) for a continuous period of
                                        not less than one year; or such other
                                        person in the employment of a
                                        Participating Company as the Committee
                                        with the agreement of the Secretary or
                                        Assistant Secretary of the Company may
                                        decide. For the purposes of this
                                        paragraph "full-time" shall mean having
                                        a normal contractual working week of 25
                                        hours or more, excluding meal breaks;

      "Employment"                      employment with the Company and/or any
                                        company under the Control of the Company or any Associated Company or with any Jointly-owned Company and "ceasing to be in Employment" shall be construed as ceasing to be employed by all such companies;

      "Exchange Rate"                   the actual rate of exchange prevailing
                                        on conversion at the Date of Exercise of a Participant's payment for the exercise an Option from Pounds Sterling to US
                                        Dollars;

      "Exercise Notice"                 the meaning given to that expression in
                                        Rule 4.3;

      "Group" the Company and all its Subsidiaries and Jointly-owned Companies;

      "Jointly-owned Company"           (a)   a company which is not under the
                                              Control of any single person; and

                                        (b)   under the Control of two persons
                                              between them one of such persons
                                              being the Company; and


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                                        (c)   not a participating company in any
                                              other company's group scheme (as
                                              those terms are defined in
                                              paragraph 1 of Schedule 9 to the
                                              Act)

                                        and any other company which is under the Control of a company which meets the conditions in paragraphs (a), (b) and
                                        (c) above and is not itself a
                                        participating company in any other
                                        company's group scheme (as those terms
                                        are defined in paragraph 1 of Schedule 9 to the Act);

      "Minimum Savings Contribution"    (pounds)10 or such other amount
                                        specified by the Committee from time to
                                        time, which shall be no greater than the amount for the time being specified by paragraph 24(2)(b) of Schedule 9 to the Act and no lower than the minimum
                                        Savings Contribution permitted by the
                                        relevant Contractual Savings Scheme;

      "Option" the right granted or to be granted on any particular Date of Grant to acquire Shares in accordance with the Rules;

      "Option Certificate"              a certificate evidencing an Option as
                                        referred to in Rule 2.6;

      "Option Price"                    the price in US Dollars for the
                                        acquisition of a Share comprised in any
                                        Option which shall be determined by the
                                        Committee and shall (subject to the
                                        provisions of Rules 6 and 7.3) be not
                                        less than an amount equal to 85 per cent of the closing sale price of a Share as derived from the New York Stock Exchange on the Business Day last preceding the relevant Date of Invitation;

      "Participant"                     any person (including, where the context
                                        permits, the legal personal
                                        representatives of such a person) who
                                        holds an Option;

      "Participating Company"           the Company and any other company within
                                        the Group which the Committee has
                                        determined shall be a Participating
                                        Company for the purposes of the Plan
                                        provided that any Jointly-owned Company
                                        which ceases to be a Jointly-owned
                                        Company and which does not then become a Subsidiary shall cease to be a Participating Company;


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      "Plan"                            this Plan, being the AIG United Kingdom
                                        Sharesave Plan as adopted by the
                                        Executive Committee of the board of
                                        directors of the Company on (  ) June
                                        1998 and as amended from time to time;

      "Record Date"                     in relation to any particular payment of
                                        dividend or other right attaching to
                                        Shares the date on which any shareholder must duly appear in the books of the Company as such in order to be entitled to such dividend or other right;

      "Redundancy"                      redundancy within the meaning of the
                                        Employment Rights Act 1996;

      "Retirement"                      retirement on reaching age 65 or any
                                        other age at which a Participant is
                                        bound to retire in accordance with the
                                        terms of his contract of employment;

      "Rules" these rules together with any amendment thereto effected in accordance with Rule 9;

      "Savings Contract"                a savings contract entered into under a
                                        Contractual Savings Scheme;

      "Savings Contract Repayment"      in respect of a Savings Contract an
                                        amount in US Dollars at the relevant
                                        Exchange Rate of the repayment of a
                                        person's Savings Contributions plus any
                                        bonus or, if the Option is exercised
                                        before the Bonus Date, any interest;

      "Savings Contribution"            the amount payable per month by a
                                        Participant by way of contributions
                                        under a Savings Contract in respect of
                                        any Option which amount shall normally
                                        be paid by means of periodic deductions
                                        from the Participant's remuneration by
                                        his employer and shall be an integral
                                        multiple of (pounds)1 and shall be not
                                        less than the Minimum Savings
                                        Contribution;

      "Share" a share in the common stock of the Company which complies with the provisions of paragraphs 10 to 14 of
                                        Schedule 9 to the Act;

      "Subsidiary"                      a company which is both under the
                                        Control of the Company and a subsidiary
                                        of the Company within the meaning of
                                        Section 736 of the Companies Act 1985;


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      "Withdrawal Notice"               the meaning given to that expression by
                                        Rule 4.3.


1.2   Where the context so admits

      1.2.1 words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine;

      1.2.2 any reference to a statute (or a particular Chapter, Part or Section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force and any regulations made thereunder; and

      1.2.3 at any time at which US Dollar equivalents fail to be determined under Rule 3, the exchange rate shall be the average Pound Sterling for US Dollar spot rate quoted by such bank as the Committee shall nominate for the purposes of the Plan at 11 a.m. on such date.

2     OFFER AND GRANT OF OPTIONS

2.1 At such time as the Committee shall in its absolute discretion determine following the date of approval of the Plan by the Commissioners of Inland Revenue, but normally on the 1st of January, April, July and October in each year, it may, subject to the limit specified in Rule 3.1, give notice to each Eligible Employee on similar terms that he is invited to apply for an Option and such notice shall specify:

      2.1.1 the Option Price;

      2.1.2 the period, being not less than fourteen days nor more than twenty-one days from the Date of Invitation during which he may apply for an Option in accordance with Rule 2.2;

      2.1.3 the Minimum Savings Contribution in respect of the offer;

      2.1.4 the maximum aggregate Savings Contribution permitted under Rule 3.2; and

      2.1.5 the maximum Savings Contribution in respect of the offer permitted under Rule 3.3.

2.2 Subject to Rule 2.7, following any notice to an Eligible Employee by the Committee pursuant to Rule 2.1, he may apply for an Option by completing and returning an application in such form (not inconsistent with the provisions of the Plan) as the Committee may from time to time determine. Such form shall specify the Savings Contribution which he wishes to pay and authorise the deduction of the Savings Contribution from his remuneration. It must be accompanied by a signed form of application concerning his entry into a Savings Contract, such form to be in terms acceptable to the body administering the Contractual Savings Scheme.


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2.3   Within thirty days following the Business Day referred to in the definition of Option Price in Rule 1.1 the Committee shall, in respect of each Eligible Employee who has made a valid application and who remains in the employment of any Participating Company, grant an Option stated to be over the number of Shares the aggregate of the Option Prices of which is as nearly as possible equal to, but not in excess of, the Savings Contract Repayment.

2.4   Notwithstanding any provision of any other of these Rules whatsoever:

      2.4.1 the Plan shall not form part of any contract of employment between the Company, a Subsidiary or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the Options themselves) whatsoever against the Company, a Subsidiary or Associated Company directly or indirectly or give rise to any cause of action at law or in equity against the Company, a Subsidiary or any Associated Company;

      2.4.2 the benefits to the Participants under the Plan shall not form part of their wages or remuneration or count as pay or remuneration for pension or other purposes;

      2.4.3 the Grant of Options to a Participant is a matter entirely separate from any pension right or entitlement he may have and from his terms and conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of any Company in the Group shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

2.5 An Option shall be personal to the Participant and shall not be assignable and any purported assignment, transfer, charge, disposal or dealing with the rights or interests of the Participant under the Plan shall render the Option void. However, on the death of a Participant, an Option shall be capable of being exercised by his legal personal representatives in accordance with the provisions of Rule 4.

2.6 As soon as is practicable upon the grant of an Option to a person pursuant to Rule 2.3 the Committee shall issue to the said person an Option Certificate evidencing such Option. The Option Certificate shall specify the estimated number of Shares comprised in the Option based on current exchange rates, the Date of Grant and the Option Price in respect of each such Share and shall be otherwise in such form (not inconsistent with the provisions of the Plan) as the Committee may from time to time determine. If any such certificate shall be worn out, defaced, destroyed or lost, it may


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      be renewed on such evidence being provided and on such terms as the
      Committee may reasonably require.

2.7 No Option shall be granted to any person unless he is an employee of a Participating Company on the Date of Grant or if such person is ineligible to participate in the Plan by virtue of the provisions of paragraph 8 of
      Schedule 9 to the Act.

3     OVERALL PLAN AND INDIVIDUAL PARTICIPATION LIMITS

The Plan will be subject to the following participation limits:

3.1 the maximum number of Shares which may be made available for the Plan and the AIG Ireland Sharesave Plan is 100,000 (or such greater number as the Directors may determine) provided that this limit shall only be applied on the issue of an invitation pursuant to Rule 2.1 and aggregate Shares which have been issued or transferred on the exercise of Options together with an estimate based on current exchange rates of the Shares subject to subsisting Options and Shares which are likely to be applied for in respect of the proposed invitation;

3.2 the aggregate of the Savings Contributions being made at any time by a Participant under the Plan (and any contributions then being made under certified contractual savings schemes linked to any other savings-related scheme or schemes approved under Schedule 9 to the Act) shall not exceed (pounds)250 per month (or such other amount as the Committee may determine as may be permitted pursuant to paragraph 24 of Schedule 9 to the Act); and

3.3 the aggregate of the Savings Contributions which an Eligible Employee may apply to make in a year under the Plan shall not exceed

      3.3.1 ten per cent of his basic rate of pay at the Date of Invitation; or

      3.3.2 when aggregated with one-third of the bonus payable at the Bonus Date, the Pounds Sterling equivalent of US $10,000 as at the Business Day applicable for determining the Option Price (or such other limit as the Directors may determine), provided that any existing Savings Contributions will not thereby be reduced.

4     EXERCISE AND LAPSE OF OPTIONS

4.1 An Option shall be capable of being exercised in whole or in part following the earliest of:

      4.1.1 the Bonus Date if the Participant is an employee or director of a Participating Company;


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      4.1.2 the Bonus Date if the Participant is an employee or director of a company which is not a Participating Company but which is an Associated Company or a company of which the Company has Control;

      4.1.3 the death of the Participant;

      4.1.4 the Participant ceasing to be in Employment by reason of his Retirement, injury, disability or Redundancy;

      4.1.5 the Participant ceasing to be in Employment more than three years from its Date of Grant by reason of retirement on receipt of a pension under any pension scheme of which he is a member in respect of his Employment;

      4.1.6 the Participant ceasing to be in Employment by reason that his Employment is in a company of which the Company ceases to have Control, or it relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has Control;

      4.1.7 the Participant reaching age 65 and continuing to be in Employment in which case the right to exercise an Option under this sub-paragraph is available for a period of six months following attainment of such age provided that if he does not exercise such Option within the said period of six months he will nevertheless be able to exercise the Option on the next earliest event covered by this Ride 4.1;

      4.1.8 the date on which an Option becomes exercisable pursuant to Rule 7 or Rule 8;

      provided that

      (I) no Option shall be capable of being exercised other than at a time when the Participant is in Employment except in the circumstances described in Rules 4.1.3, 4.1.4, 4.1.5 and 4.1.6; and

      (II) no Option shall be capable of being exercised at a time when paragraph 8 of Schedule 9 to the Act would disqualify the Participant from being granted an Option, nor by the personal representatives of a Participant who was so precluded at the date of his death.

4.2 In no event shall an Option be capable of being exercised in respect of a number of Shares the aggregate Option Prices of which exceed the repayment made (including any bonus or interest but excluding the repayment of any contributions the due date for payment of which falls more than one month after the date on which repayment is made) to the Participant under the related Savings Contract.

4.3 An Option shall lapse to the extent that it has not been exercised by the earliest of:

      4.3.1 the expiry of six months from the Bonus Date except where the death of the Participant occurs before the expiry of such period;


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      4.3.2 if the Participant dies before the Bonus Date, the expiry of twelve months from the date of death of the Participant;

      4.3.3 the expiry of twelve months from the Bonus Date where the death of the Participant occurs within six months after the Bonus Date;

      4.3.4 the expiry of six months from the date on which the Participant ceased to be in Employment in the circumstances described in Rules 4.1.4, 4.1.5 or 4.1.6, except where the death of the Participant occurs before the expiry of such period;

      4.3.5 the date on which the Participant ceases to be in Employment for any reason other than death or any of the circumstances referred to Rule 4.1.4, 4.1.5 or 4.1.6;

      4.3.6 the Participant's right to continue making the related Savings Contributions lapsing in respect of an Option in accordance with the provisions of the Contractual Savings Scheme before the Participant has made all the Savings Contributions required by the Contractual Savings Scheme unless such Option has already become exercisable under the provisions of this Rule;

      4.3.7 the receipt by the body administering the Contractual Savings Scheme of a Withdrawal Notice in respect of the Savings Contract relative to such Option provided that such Option is not then capable of being exercised; and

      4.3.8 the date on which an Option lapses pursuant to Rule 7 or Rule 8.

      The Participant may direct at any time by notice (referred to as a "Withdrawal Notice") given in writing in a form acceptable to the body administering the Contractual Savings Scheme that he wishes such repayment as is then due to him to be made under the Savings Contract relative to any Option and in addition, if such notice is given in respect of the Savings Contract relative to any Option which the Participant then wishes to exercise in whole or in part, notice to that effect shall be given to the Company in such form as the Committee may prescribe (referred to as an "Exercise Notice").

5     MANNER OF EXERCISE OF OPTIONS

5.1 In order to exercise an Option the Participant shall give to the Committee (or its nominated agent) an Exercise Notice stating that the Option is to be exercised on the Date of Exercise in respect of that number of Shares the aggregate Option Prices of which are as nearly as possible equal to, but not in excess of, the US Dollar equivalent at the relevant Exchange Rate of the Sterling amount specified in the Exercise Notice which must be equal to or less than the repayment due under the related Savings Contract that he wishes to be applied in respect of the exercise of the Option. Such Exercise Notice shall be accompanied by payment (or an authority to obtain such payment from the body administering the Savings Contract) in full of the Sterling amount specified. It shall be the responsibility of the Participant to obtain any


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      exchange control consents or other authorities required to enable him to exercise his Option and receive the Shares to be transferred or issued in respect thereof.

5.2 The Date of Exercise shall be the fifteenth day of the calendar month following the month in which the Committee receives the Exercise Notice, Option Certificate and Sterling proceeds of repayment under the Savings Contract specified in the Exercise Notice (provided that if such day is not a working day in the United Kingdom the next working day) or, if earlier, the last day of any period referred to in Rule 4.3.

5.3 Subject to such consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary, within thirty days after the Date of Exercise the Company shall arrange for the transfer or issue of the appropriate number of shares and the transferee or allottee shall be entered in the books of the Company in respect of these Shares. The said Shares shall rank in full for all dividends and other rights to which a right arises by reference to a Record Date falling on or after the date on which the transferee or allottee is entered in the books of the Company and shall in all other respects rank pari passu with the other issued Shares of the same class and shall be acquired subject to the Company's By-laws.

5.4 Where an Option is exercised in part, it shall lapse to the extent of the unexercised balance.

5.5 The Company shall ensure that sufficient Shares are always available to satisfy in full all outstanding Options.

6     VARIATION OF SHARE CAPITAL

      In the event of any variation of share capital, capitalisation or rights issue or rights offer or any consolidation, sub-division or reduction of capital or other issue or reorganisation by the Company, the limit specified in Rule 3.1, the number of Shares subject to any Option and the Option Price for each of those Shares shall be adjusted in such manner as the Auditors shall confirm in writing to be, in their opinion fair and reasonable (except in the case of a capitalisation issue) provided that:

6.1 the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the Bonus Date;

6.2 no adjustment shall be made without the prior approval of the Commissioners of Inland Revenue; and

6.3 following the adjustment the Shares continue to satisfy the conditions specified in paragraphs l0 to 14 inclusive of Schedule 9 to the Act.


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7     TAKEOVER OR RECONSTRUCTION

7.1   If any person obtains Control of the Company as a result of making

      7.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

      7.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares over which Options have been granted then, subject to Rule 4.3, a Participant will be entitled to exercise his Option within six months following the later of the date on which Control of the Company passes and the date on which the offer becomes unconditional.

7.2 If any person becomes bound or entitled to acquire shares in the Company under the Delaware company law equivalent of Sections 428 to 430F of the Companies Act 1985 then, subject to Rule 4.3, a Participant will be entitled to exercise his Option at any time when that person remains so bound or entitled, on the expiry of which period all outstanding Options shall lapse.

7.3 If as a result of the event specified in Rule 7.1 any company (the "Acquiring Company") has obtained Control of the Company or has become bound or entitled as mentioned in Rule 7.2, a Participant may, with the agreement of the Acquiring Company and during the appropriate period as defined in paragraph 15(2) of Schedule 9 to the Act, release all or part of his rights under the Plan (the "Old Rights") in consideration of the grant to him of rights (the "New Rights") which satisfy the conditions of paragraph 15(3) of the said Schedule, and the New Rights shall be deemed to have been granted at the time when the Old Rights were granted.

7.4 In the application of the Rules to the New Rights, the term "Company" in Rules 4, 5, 6, 7, 8 and 9.6 shall be taken as referring to the company over whose share capital the New Rights are granted, and the other expressions which are defined in Rule 1 hereof and occur in those Rules shall be interpreted as though the word "Company" were so defined.

7.5 For the purposes of this Rule 7 (other than Rule 7.3) a person shall be deemed to have obtained Control of a company if he and others acting in concert with him have together obtained Control of it.

7.6 The exercise of an Option pursuant to the preceding provisions of this Rule shall be subject to the provisions of Rule 5 above.

7.7 The Committee shall use reasonable endeavours to notify any Participant forthwith of any event of which they have actual notice arising pursuant to this Rule which concerns any Option held by him for the time being.


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8     VOLUNTARY WINDING UP

If the Delaware company law equivalent of a resolution for the voluntary winding up of the Company shall be passed the Committee shall give notice thereof to all Participants and thereupon each Participant shall (subject to Rule 4.3), forthwith and until the expiry of six months from the date on which such resolution was passed, be entitled to exercise any Option then held by him in the manner provided in Rule 5 at the expiry of which period all unexercised Options shall lapse.

9     AMENDMENT AND ADMINISTRATION

9.1 The Plan may be amended by resolution of the Directors provided that no amendment shall:

      9.1.1 operate to his disadvantage any rights already acquired by a Participant under the Plan without his consent;

      9.1.2 have effect until it has been approved by the Commissioners of Inland Revenue.

9.2 Notwithstanding Rule 9.1.1 but subject to Rule 9.1.2, the Directors may by resolution amend the Plan in any way but only to the extent necessary or desirable to secure or maintain the approval of the Plan by the Commissioners of Inland Revenue under Schedule 9 to the Act.

9.3 Subject as herein otherwise expressly provided the Directors' and the Committee's decision on any matter concerning the Plan shall be final and binding.

9.4   The costs of the operation of the Plan shall be borne by the Company.

9.5 The Plan and Options granted under it shall be governed by and construed in accordance with English Law (except where otherwise stated) and all disputes shall be referred for resolution to the courts of England.

9.6 In any matter in which they are required to act hereunder the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950-1979 shall not apply hereto.

9.7 All notices under the Plan shall be in writing and, if to the Company, shall be either delivered in person to the Company Secretary or sent to the Company's registered office for the time being (or to such other address as the Committee may from time to time specify) and, if to a Participant, shall be delivered personally to him at his place of work or sent by first-class post to the Participant at the address which he shall give in writing to the Company for this purpose, or, failing any such address, his last known place of abode. All notices to the Company, however sent, shall be deemed to be served only upon actual receipt thereof by the Company Secretary or (as the case may be) at the appropriate address as determined above. Notices to the Participant shall, if delivered personally to him at his place of work, be deemed to be served upon such delivery and, if sent by first-class post to the appropriate address as determined above, shall be deemed to be served forty-eight hours after the posting to such address


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      of a properly addressed and prepaid envelope containing such notice.

10    TERMINATION

The Directors may at any time resolve that no further offers of participation shall be made under the Plan but in such event the subsisting rights of Participants will not thereby be affected.


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